FOR IMMEDIATE RELEASE



Contact:  John S. Holle (706/845-5005)
          J. Daniel Speight, Jr. (912/268-2056)
          Leonard H. Bateman (912/487-5355)

                         FLAG Financial Corporation And
                         ------------------------------
                  Empire Bank Corporation Announce Combination
                  --------------------------------------------

LaGrange, GA (June 1, 1998) -- FLAG Financial Corporation (OTC:FLAG) Chairman, John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG Financial Corporation and Empire Bank Corporation ("Empire Bank "), parent company of Empire Banking Company, located in Homerville, Georgia, have announced the execution of a Letter of Intent to combine their two operations by means of a tax-free merger. Empire Bank has offices in Homerville and Waycross, Georgia, both of which are located in southeast Georgia.

Under the terms of the proposed agreement, shareholders of Empire Bank will receive 28.65 shares of FLAG common stock for each share of Empire Bank common stock. The merger, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated by the end of the third quarter of 1998, pending execution of a definitive agreement, final due diligence, regulatory approval and approval by the shareholders of Empire Bank and FLAG. The transaction is expected to be accretive to future earnings of FLAG.

J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, stated, "Empire Bank Corporation is an excellent community bank with a highly capable management team. This merger will provide us with a solid foundation from which we can build an even stronger presence in southeast Georgia"

Leonard Bateman, President and Chief Executive Officer of Empire Bank, added, "We are very excited to be a part of this growing partnership of community banks. We believe our pooled talents and resources will better enable us to confront the difficult technological and competitive pressures that confront most community banks today. As a team, we are much stronger than we are individually."

FLAG Financial Corporation is a multi-bank holding company whose wholly owned subsidiaries are First Federal Savings Bank of LaGrange, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia and Bank of Milan, in Milan, Georgia. Additionally, FLAG has pending mergers with The Brown Bank, in Metter, Georgia and Mount Vernon Bank, in Mount Vernon, Georgia. On a combined pro forma basis, including Empire Bank, FLAG's assets will increase to in excess of $570 million.

FLAG currently has 3.4 million shares of common stock outstanding which are traded and quoted on The Nasdaq National Market under the symbol "FLAG." Subsequent to the previously announced 3-for-2 stock split payable June 3, 1998, there will be approximately 5.2 million shares outstanding.




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